Exhibit 10.6

PROFESSIONAL BASEBALL AFFILIATION AGREEMENT

This Agreement (“Agreement”) is made and entered into this the 3rd day of September, 2010 by and between United League Baseball, Inc., a Nevada corporation, (the “League”) and Coastal Bend Professional Baseball Club, LLC d/b/a Coastal Bend Thunder, a llimited liability company (the “Team”).

WHEREAS, League is a professional baseball league and it is the intent of the parties that the League  include a team in Nueces County, Texas; and

WHEREAS, League schedules regular season and playoff games and provides certain services necessary to the presentation of professional baseball competition; and

WHEREAS, Team operates a professional baseball team in Nueces County, Texas and desires to present such team as a member of the  League pursuant to the rules, regulations and standards of the League as they currently exist and may be changed from time to time; and

WHEREAS, League desires to allow Team to operate its professional baseball team within the League in accordance with the terms and conditions set forth herein;

1. Geographic Market:  Team will present a professional baseball team consisting of players qualified pursuant to the bylaws, rules, regulations, and standards of  the League, as they currently exist or may be changed from time to time, to play professional independent minor league baseball within a geographic area defined as Nueces County, Texas as a professional baseball team playing as part of the League.

2. Services Provided by League:     League represents and warrants that so long as the Agreement is in full force and effect and Team is not in breach hereof it shall provide the following services:

a)
League will provide Team with a minimum of five (5) opponents that will play a minimum of forty eight (48) home games in the championship baseball season in the venue described in Exhibit “A” attached hereto and made a part hereof or at such other facility as may be approved by League.

b)	League will provide a schedule of all regular season and playoff games

c)	League will provide per game and season statistical information online on all League teams through use of a statistical service

d)
League will provide Team with a standard player contract which will be utilized for all players within the United Baseball League.  The players will have a direct employment relationship with Team and not with League.

e)	League will refer to Team as being a member of League.

f)	League will provide Team with following:

(i)  Any and all league-wide discounts for promotions, souvenirs, concessions,  caps, clothing and other souvenir items obtained by League for other League teams for sale by Team at Team’s home games, at a negotiated price;

(ii) The same services provided by the League office to other League teams, including, but not limited to, public relations, player recruitment, dispute resolution, adjudication of protested decisions and similar league services.

3. Obligations and Rights of Team: Team represents and warrants that so long as the Agreement is in full force and effect and League has not breached the Agreement, it will do the following:

a)
Operate the professional baseball team in the Geographic Market pursuant to the terms and conditions set forth in the rules and regulations of League, as they may exist or from time to time be amended.  Said professional baseball team operation shall include, but not be limited  to, hiring and paying all personnel including but not limited to players, managers, coaches, trainers, office employees, game day employees and such other persons as are necessary to play the required number of games, both home and away, required by League during the term of this Agreement.

b)	Team specifically agrees that all accounts payable shall be paid in full and on a current basis.

c)
Pay to League an annual payment of $100,000.00 payable $25,000.00 on the first day of May, June, July, and August of 2011 and each succeeding year. Such payments are due only so long as League is operating or is prepared to operate for the next baseball season as a professional league of not less than a total of six teams and is not otherwise in default on its obligations hereunder.  Team expressly acknowledges and agrees that any fine or fee due to League shall be assessed a late fee equal to ten per cent (10%) of the amount of the fine or fee if the same is not paid within ten (10) days of the stated due date thereof.

d)
Team shall exclusively own all its state and federal intellectual property rights associated with the operation of its professional baseball program in the Geographic Market.  Team shall grant, at no cost to League, usage of said rights for the promotion of the League and Team during the term of this Agreement for so long as League shall not be in breach hereof or otherwise in violation of its obligations to Team.  League retains all copy right and trademark rights used by League in connection with the promotion of its professional baseball operations, including but not limited to copyrighted and/or trademarked logos and other intellectual property rights now held by League or hereafter acquired.  League shall grant at no cost to Team the reasonable use of such rights during the term of this Agreement so long as Team shall not be in breach hereof or otherwise in violation of League’s rules, regulations, standards and related business operating practices.

e)
Team shall send at least one representative to each of two (2) annual League meetings, held in the fall and spring of each year, for the purposes of discussion of all League rules and policies and marketing and operational issues of the team that affect the League, as well as other areas of mutual interest that pertain to the professional baseball program in the Geographic Market of Team.

f)	Team shall provide to League the following:

(i)
Hotel accommodations for each League visiting team while playing scheduled games in the Geographic Market at no cost to visiting teams, such accommodations to include fifteen (15) team rooms and two single rooms for umpires in hotel facilities comparable to those provided by other teams in the League, and as approved by the League office.

(ii)
League-approved stadium facilities equal to those presently found in the stadium known as Edinburg Stadium in Edinburg, Texas and owned by the City of Edinburg, maintenance crews, stadium fencing, lighting, press-box facilities, home and visitor dressing rooms, umpire facilities, parking, concession and souvenir facilities, seating for not less than 4,000, and other ballpark amenities normally found in professional facilities, as outlined and identified in Exhibit “A” attached.

(iii)	Monthly reporting during each baseball season to League on player salaries and expenses and other related matters which are subject to League policies, regulations on competition.

(iv)	Official scorekeeper for each League game played, with same-day reporting of all game statistics to the League’s official statistician.

4.           Term:  The term of this agreement shall be for so long as League operates as a professional baseball league in the State of Texas.

5.           Covenant Not to Compete:  It is agreed that, in the event Team should terminate this Agreement, Team, every owner, partner or shareholder of Team shall not own or engage in or participate, directly or indirectly, in any independent professional baseball organization operating or doing any business within the Geographic Market identified in Paragraph 1 above for a period of five (5) years from the date of termination of this Agreement.  As used herein, the term “independent professional baseball organization” shall mean any organized professional team aligned with or sanctioned by a professional baseball league.

In the event of a breach by Team of the obligation not to compete contained herein, Team shall pay to League the sum of  Five Hundred Thousand Dollars ($500,000.00) as liquidated damages for such breach, irrespective of the time period in which such breach may continue.  Both League and Team agree that the amount established by this provision as liquidated damages is reasonable under the circumstances existing at the time of execution of this Agreement.

6.           Exclusivity:  League shall not provide the rights or services described herein to any other person or entity proposing to or providing a professional baseball operation in the Geographic Market for so long as this Agreement is in force and effect.

7.           Assignment or Transfer of Rights:  The rights and obligations created by this Agreement shall bind the parties hereof and their heirs, successors and permitted assignees.  Team shall not assign or transfer its interest, or any part thereof whether by sale of stock or otherwise, under this agreement without the prior written consent of League.  Any assignment or sale of such rights and obligations without the prior written consent of League shall be null and void.  Any consideration by League of the proposed assignment of this Agreement by Team, whether by sale to a third party or otherwise, shall be conducted on the basis of a Statement of Intent filed by Team with League setting forth all circumstances of the proposed assignment or sale.  League shall be under no obligation to approve any assignment or transfer of interests which will result in the removal of Team from the geographic area identified above.

In addition, Team shall not be permitted to remove its business operations to any  location outside the Geographic Area identified herein, or to change its home field venue  from that identified in Exhibit “A” without prior written consent of League.  League  may, at its option, charge a fee to Team for such approval.

8.           Indemnification:  League and Team shall each indemnify the other from any and all costs realized by either party as a result of injuries to third parties resulting from negligent acts or omissions on the part of the other party to this Agreement.  Such indemnification shall include the cost of reasonable legal fees and expenses.

9.           Amendment - Binding Effect:  This Agreement may be amended or modified only by a written instrument signed by both League and Team.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assignees.

             10.           Notices:  All notices and other communications required by or specifically provided for in this Agreement shall be in writing and shall be deemed to have been given when either delivered in person, sent by facsimile, telex or telecopier with answer back received or when mailed by certified mail, return receipt requested, postage prepaid, and in any case addressed to the party for which it is intended at that party’s address as set forth below, or at such other address as the addressee shall have designated by notice hereunder to the other party.

If to League:	United League Baseball, Inc.
801 East Campbell Road, Suite 638
Richardson, Texas 75048

If to Team:	Coastal Bend Professional Baseball Club, LLC
C/O Reunion Sports Group, LLC
801 East Campbell Road, Suite 638
Richardson, Texas 75048

Any notice or request sent by telecopier or similar facsimile telecommunication shall be confirmed promptly by the send of a copy of such notice or request to the addressee thereof by prepaid certified mail, return receipt requested.

11.           Waiver - Severability:  The failure of a party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision.  No party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect or at any other time.  If any provision of this Agreement shall be waived, or be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

12.           Relationship of the Parties:  In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its officers and employees, and employees of one party shall not be considered employees of the other party.  Except as otherwise provided herein, no party shall have any right, power or authority to create any obligations, express or implied, on behalf of any other party.  The terms and conditions of this Agreement are not intended and shall not create any relationship other than that of vendor and vendee.  It is not the intent of either party to enter into an partnership, joint venture or other business relationship other than vendor and vendee.

13.           Entirety of Agreement:  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written, with respect hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.

United League Baseball, Inc.
A Nevada corporation

by: /s/ Kevin B. Halter
title: President

Coastal Bend Professional Baseball Club, LLC
A Texas Limited Liability Company

by: /s/ John W. Bryant
Chief Executive Officer

EXHIBIT “A”

Legal Description of Stadium:  Richard Borchardt Fairgrounds Field, Robstown, Nueces County, TX

Required Stadium Facilities for United League Baseball:

The following are the established minimum requirements for approved stadium facilities and playing fields for all United League Baseball participating teams, as established by the League’s policies.  The League reserves the right to inspect the stadium facilities of any league-sanctioned team at any reasonable time to insure compliance with these standards, and to withhold or revoke League sanction for noncompliance with these standards.  The League reserves the right to waive any one or more individual standards for good cause shown.

Stadium Facility:

Minimum of nine (9) acres for stadium construction - exclusive of parking acreage

Stadium Seating - minimum of 3,500 seating capacity, with 25% chair-back box seats and 25% bench-back reserved seating

Recommendation - 4,000 minimum seating

Stadium Parking - conforming to local ordinance/codes

Recommendation - 1 parking spot for each 4 seats

Concession Facilities - 1 point of sale for each 400 seats, with a minimum of 4 waitresses for box seats and 4 hawkers for in-stand sales, with at least 1 designated picnic area with capacity for 250 persons

Restroom Facilities - Federal ADA approved per local ordinance/codes

Ticket Booths - Minimum of 2 ticket windows in 75 sq. ft. booth area

Recommended - 4 ticket windows in 2 booths of 75 sq. ft each.

Press Box -  Minimum dimensions of 10’ in depth and 30’ in width, with electrical/telephone compatibility for computer access  for scorer and electronic scoreboard operator and designed with adequate space for PA announcer and game producer/sound operator and home and visitor’s radio announce areas (with separate telephone hookups)

Recommended open air pressbox with locking windows for security

Concourse Area within Stadium - solid material construction (concrete or asphalt) with a minimum 12’ width between back row of seating or seating support piers and front wall of concession stands

Recommended width of 20’ for customer convenience and to permit adequate footage to construct first aid station, 2 counting rooms, customer service area, program sales area and souvenir store

Team Administrative offices - Recommended on site with minimum of 1,200 sq. ft for office administration, sales staff and management offices

Club House Facilities - Home Team clubhouse/dressing room with minimum 1500 sq. ft. housing locker room for 25 lockers, separate manager’s office with locker, trainer’s room, storage room for team equipment, laundry room with washer/dryer hookups, and restroom facilities adequate for 1 shower stall with 6 shower heads, 2 urinals, 2 lavatories and 1 water closet.  Structure must also contain umpire’s dressing room with separate outside entrance with minimum of 100 sq. ft. with 1 shower, 1 water closet and 2 lockers and seating area.  Structure required to have adequate ventilation per local ordinance/codes.

Recommendation - Visiting team clubhouse with minimum 800 sq. ft. housing locker room for 25 lockers, 1 shower with 6 shower heads, 2 urinals, 2 lavatories, and 1 water closet.

Sound System - for use by PA announcer - sufficient to be clearly heard at every location within the stadium facility

Field of Play/Lighting:

Field configuration per standards promulgated by MLB, including :  level grade playing surface with underground drainage system,  with grass infield and outfield full-field sprinkler system for watering, with infield hookup behind home plate adequate for 1.5” hose connection 10” height on pitcher’s mound above field grade minimum of 50’ radius from home plate to any part of retaining wall surrounding field of play 15’ width on warning track - extending from foul line to foul line bull pen area for home and visiting team outside field of play, with regulation plate and pitching mound and regulation distance from mound to plate.

Perimeter fencing from outfield edge of dugouts to outfield wall, minimum of 4’ in height, wire construction with gate adjacent to each dugout and double-gate in outfield area to allow equipment onto playing field

Outfield wall minimum of 8’ in height, with metal or MDR plywood construction,

Scoreboard -  Lighted scoreboard mounted in either left-center field or right-center field area, with scoreboard minimum electronic  capabilities of inning-by-inning scoring, with hits, runs and errors for home and visitors teams

Recommended - 16’ height to outfield wall from sideline fence to sideline fence (permitting signage space in foul territories)

Minimum dimensions from home plate to outfield wall of 325’ down foul lines, 385’ in alleys and 400’ in center field

Batters Eye 16’ high by 40’ wide in center field - painted dark green as part of outfield wall

Retainer wall from dugout to dugout with backstop netting sufficient to provide reasonable protection for seating areas between dugouts and pressbox

Minimum of 6-pole lighting configuration to AA-AAA standards, with  minimum of 70-footcandles in infield and 50-footcandles in outfield

Recommended 100 footandles in infield and 70 footcandles in outfield

Two (2) sunken dugouts with seating for 25 uniformed personnel.  Visitor's dugout must contain restroom if stadium has no visitors dressing room.

MLB regulation mound rubber and home plate

Stadium Equipment  Required To Be Available At All Times:

Field Tarp

1 Portable batting cage

1 “L” screen and 2 shag screens

Field Maintenance Staff -  Required to maintain year-round staff for maintenance of playing surface and game-day ground crew of at least 3 persons

Stadium maintenance and custodial care shall conform to PBA standards at all times

Stadium facility must be enclosed with a perimeter fence to insure accurate counts and control of fans through ticket gates